As filed with the Securities and Exchange Commission on January 30, 2004	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PACIFICARE HEALTH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4591529 (I.R.S. Employer Identification No.)

5995 Plaza Drive, Cypress, California 90630
(Address of principal executive offices, including zip code)

Third Amended and Restated PacifiCare Health Systems, Inc. Non-Qualified Deferred Compensation Plan
Second Amended and Restated PacifiCare Health Systems, Inc. Statutory Restoration Plan
2001 Amendment and Restatement of the PacifiCare Health Systems, Inc. Savings and Profit-Sharing Plan

(Full title of the plans)

Joseph S. Konowiecki, Esq.
Executive Vice President, General Counsel and Secretary
PacifiCare Health Systems, Inc.
5995 Plaza Drive
Cypress, California 90630
(714) 226-3000
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Barbara Borden, Esq.
Cooley Godward LLP
4401 Eastgate Mall
San Diego, California 92121
(858) 550-6000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities		Offering	Aggregate	Amount of
to be Registered	Amount to be Registered	Price per Share	Offering Price	Registration Fee

Common Stock, par value $0.01 per share (1)	5,500,000 shares	32.75 (2)	$180,125,000 (2)	$22,821.84
Interests in the Savings and Profit-Sharing Plan	Indeterminate (3)	N/A	N/A	N/A
Deferred Compensation Obligations (4)	$11,500,000	100%	$11,500,000	$1,457.05
Deferred Compensation Obligations (5)	$3,000,000	100%	$3,000,000	$380.10

(1)	This registration statement shall cover 5,500,000 shares of the Common Stock of PacifiCare Health Systems, Inc., a Delaware corporation (the “Registrant”), that participants in the Registrant’s 2001 Amendment and Restatement of the PacifiCare Health Systems, Inc. Savings and Profit-Sharing Plan (the “Savings and Profit-Sharing Plan”) may elect to acquire with amounts that they contribute to the Savings and Profit-Sharing Plan as 401(k) contributions. The shares of Common Stock will be acquired either through open market purchases by the Savings and Profit-Sharing Plan or will be issued by the Company. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable with respect to those shares by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on a date within five business days of the filing hereof with respect to the shares being registered.

(3)	Pursuant to Rule 416(c) under the Securities Act, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the Savings and Profit-Sharing Plan described herein.

(4)	These Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Third Amended and Restated PacifiCare Health Systems, Inc. Non-Qualified Deferred Compensation Plan.

(5)	These Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Second Amended and Restated PacifiCare Health Systems, Inc. Statutory Restoration Plan.

2.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed by the Registrant with the Securities and Exchange Commission, or SEC, are incorporated herein by reference:

     (a)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (the “Form 10-K”), which is the Registrant’s latest Annual Report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and which contains audited financial statements for the Registrant’s latest fiscal year for which a Form 10-K was required to have been filed.

     (b)  The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

     (c)  The Registrant’s Current Reports on Form 8-K filed by the Registrant with the SEC on February 13, 2003 (except in connection with information furnished thereunder, but not filed, with the SEC under Item 9 of Form 8-K), February 24, 2003, May 23, 2003, June 4, 2003, July 10, 2003, November 10, 2003, November 13, 2003 and December 23, 2003.

     (d)  The description of the Registrant’s Common Stock, set forth in a Registration Statement on Form 8-A filed by the Registrant with the SEC on December 4, 2001, as amended on May 30, 2003.

     (e)  The Registrant’s Savings and Profit-Sharing Plan Annual Report on Form 11-K for the fiscal year ended December 31, 2002, filed by the Registrant with the SEC on June 30, 2003.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities

Second Amended and Restated PacifiCare Health Systems, Inc. Statutory Restoration Plan

          Under the Second Amended and Restated PacifiCare Health Systems, Inc. Statutory Restoration Plan (the “SRP”), the Registrant provides eligible employees with the opportunity to defer on an annual basis all or a portion of their base salary and cash bonuses, subject to limitations. Under certain circumstances, the Registrant also makes contributions to accounts for eligible employees in amounts equal to any excess three percent contribution that would have been made on behalf of an eligible employee under the Savings and Profit-Sharing Plan, but for the application of specified limitations. The obligations of the Registrant under the SRP (the “SRP Obligations”) are unsecured obligations to pay the deferred compensation in the future in accordance with the terms of the SRP, and will rank pari passu with other unsecured and unsubordinated obligations of the Registrant from time to time outstanding.

          The amount of applicable compensation to be deferred by each participating employee (each, an “SRP Participant”) is determined in accordance with the terms of the SRP based on elections by each SRP Participant. Each SRP Obligation will be distributed to the applicable Participant on a date or dates specified in accordance with the terms of the SRP upon the SRP Participant’s retirement, disability or other termination of employment with the Registrant, or a change of control, as applicable. The SRP Obligations will be invested in one or more investment options individually chosen by each SRP Participant from a list of investment options, including the Registrant’s Common Stock. The SRP Obligations will be denominated and be distributed in United States dollars.

          An SRP Participant’s right or the right of any other person to the SRP Obligations cannot be assigned, alienated, garnished, transferred, attached, or encumbered except by a written designation of a beneficiary under the Savings Plan, which shall serve as such SRP Participant’s designation of a beneficiary for purposes of the SRP.

          The SRP Obligations are not subject to redemption, in whole or in part, prior to the individual distribution dates specified by each SRP Participant in accordance with the terms of the SRP, at the option of the Registrant or through operation of a mandatory or optional sinking fund or analogous provision. The Registrant does reserve the right to amend or terminate the SRP at any time, except that no such amendment or termination shall have any retroactive effect to reduce any amounts allocated to an SRP Participant’s deferred account as of the date of such amendment or termination.

          The Obligations are not convertible into another security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant.

Third Amended and Restated PacifiCare Health Systems, Inc. Non-Qualified Deferred Compensation Plan

          Under the Third Amended and Restated PacifiCare Health Systems, Inc. Non-Qualified Deferred Compensation Plan (the “NDCP”), the Registrant provides employees in eligible positions who meet certain minimum salary requirements with the opportunity to defer on an annual basis up to 50% of their base salary and up to all of their cash bonuses, subject to a minimum annual deferral amount of $5,000 and certain other limitations. The obligations of the Registrant under the NDCP (the “NDCP Obligations”) are unsecured general obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the NDCP, and will rank pari passu with other unsecured and unsubordinated obligations of the Registrant from time to time outstanding.

          The amount of applicable compensation to be deferred by each participating employee (each, an “NDCP Participant”) is determined in accordance with the NDCP based on elections by each Participant. Each Obligation will be distributed to the applicable NDCP Participant on a date or dates specified in accordance with the terms of the NDCP upon the NDCP Participant’s retirement, disability or other termination of employment with the Registrant, or a change of control, as applicable. NDCP Participants may also elect to withdraw or to be paid amounts from their deferral accounts prior to any of the aforementioned events in certain circumstances. The NDCP Obligations will be invested in one or more investment options individually chosen by each NDCP Participant from a list of investment options, including the Registrant’s Common Stock. The Obligations will be denominated and be distributed in United States dollars, except that NDCP Participants who participated in the Registrant’s Long-Term Performance Incentive Plan (the “LTPIP”) by investing in stock units under the LTPIP will receive the Registrant’s Common Stock upon receiving distributions under the NDCP.

          An NDCP Participant’s right or the right of any other person to the NDCP Obligations cannot be assigned, alienated, garnished, transferred, attached, or encumbered except by a written designation of a beneficiary under the NDCP.

          The NDCP Obligations are not subject to redemption, in whole or in part, prior to the individual distribution dates specified by each NDCP Participant in accordance with the terms of the NDCP, at the option of the Registrant or through operation of a mandatory or optional sinking fund or analogous provision. The Registrant does reserve the right to amend or terminate the NDCP at any time, except that no such amendment or termination shall have any retroactive effect to reduce any amounts allocated to an NDCP Participant’s deferred account as of the date of such amendment or termination.

          The NDCP Obligations are not convertible into another security of the Registrant. The NDCP Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Registrant’s bylaws provide that the Registrant will indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law or any other applicable law, with certain exceptions relating to proceedings initiated by the Registrant’s directors or executive offers or by the Registrant’s directors or executive officers against the Registrant.

     In addition, the Registrant’s certificate of incorporation provides that its directors shall not be liable for monetary damages to the Registrant and its stockholders to the fullest extent permissible under applicable law. The Registrant maintains a policy providing directors’ and officers’ liability insurance, which insures directors and officers of the Registrant in certain circumstances. The Registrant has also entered into indemnification agreements with its directors and executive officers.

     Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

     The following exhibits are filed as part of this Registration Statement:

4.1	Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 99.1 to Registrant’s Registration Statement on Form S-3 (File No. 333-83069)).

4.2	Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.1 to Registrant’s Form 8K, dated November 19, 1999).

4.3	Amendment to Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.03 to the Registrant’s Form 10-Q for the quarter ended June 30, 2003).

4.4	Bylaws of Registrant (incorporated by reference to Exhibit 99.2 to Registrant’s Registration Statement on Form S-3 (File No. 333-83069)).

4.5	Fifth Amendment to Bylaws of Registrant (incorporated by reference to Exhibit 3.07 to Registrant’s Form 10-Q for the quarter ended September 30, 2003).

4.6	Form of Specimen Certificate For Registrant’s Common Stock (incorporated by reference to Exhibit 4.02 to Registrant’s Form 10-K for the year ended December 31, 1999).

4.7	Rights Agreement, dated as of November 19, 1999, between the Registrant and ChaseMellon Shareholder Services, LLC (incorporated by reference to Exhibit 99.2 to Registrant’s Current Report on Form 8-K (file No. 000-21949) filed on November 19, 1999).

5.1	Opinion of Cooley Godward LLP. (1)

5.2	Internal Revenue Service determination letter that the Savings and Profit-Sharing Plan is qualified under Section 401 of the Internal Revenue Code of 1986, as amended. (1)

15.1	Letter re: Unaudited Interim Financial Information. (1)

23.1	Consent of Ernst & Young LLP, Independent Auditors. (1)

23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney (appears on signature page)

99.1	2001 Amendment and Restatement of the PacifiCare Health Systems, Inc. Savings and Profit-Sharing Plan (incorporated by reference to Exhibit 99.01 to the Registrant’s Form S-8, dated December 14, 2001).

99.2	Second Amended and Restated PacifiCare Health Systems, Inc. Statutory Restoration Plan (incorporated by reference to Exhibit 10.23 to the Registrant’s Form 10-K for the year ended December 31, 2002).

99.3	Third Amended and Restated PacifiCare Health Systems, Inc. Non-Qualified Deferred Compensation Plan (incorporated by reference to the Registrant’s Form 10-Q for the quarter ended September 30, 2003).

(1)	A copy of this exhibit is being filed with this Registration Statement on Form S-8.

Item 9. Undertakings

1.     The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cypress, State of California, on this 30th day of January, 2004.

PACIFICARE HEALTH SYSTEMS, INC.

By:	/s/ Howard G. Phanstiel

Howard G. Phanstiel
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Howard G. Phanstiel and Gregory W. Scott, and each or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and on his or her behalf, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Howard G. Phanstiel	President, Chief Executive	January 30, 2004
Officer and Director
HOWARD G. PHANSTIEL	(Principal Executive Officer)

/s/ Gregory W. Scott	Executive Vice President and Chief Financial	January 30, 2004
Officer (Principal Financial
GREGORY W. SCOTT	Officer)

/s/ Peter A. Reynolds	Senior Vice President and	January 30, 2004
Corporate Controller (Chief
PETER A. REYNOLDS	Accounting Officer)

/s/ David A. Reed
	Chairman of the Board	January 30, 2004
DAVID A. REED

Signature	Title	Date

	Director	January 30, 2004
AIDA ALVAREZ

/s/ Bradley C. Call
BRADLEY C. CALL	Director	January 30, 2004

	Director	January 30, 2004
SHIRLEY S. CHATER

	Director	January 30, 2004
TERRY O. HARTSHORN

/s/ Gary L. Leary
	Director	January 30, 2004
GARY L. LEARY

/s/ Dominic Ng
	Director	January 30, 2004
DOMINIC NG

/s/ Warren E. Pinckert, II
	Director	January 30, 2004
WARREN E. PINCKERT, II

/s/ Charles R. Rinehart
	Director	January 30, 2004
CHARLES R. RINEHART

/s/ Linda Rosenstock
	Director	January 30, 2004
LINDA ROSENSTOCK

/s/ Lloyd E. Ross
	Director	January 30, 2004
LLOYD E. ROSS

EXHIBIT INDEX

4.1	Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 99.1 to Registrant’s Registration Statement on Form S-3 (File No. 333-83069)).

4.2	Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.1 to Registrant’s Form 8K, dated November 19, 1999).

4.3	Amendment to Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.03 to the Registrant’s Form 10-Q for the quarter ended June 30, 2003).

4.4	Bylaws of Registrant (incorporated by reference to Exhibit 99.2 to Registrant’s Registration Statement on Form S-3 (File No. 333-83069)).

4.5	Fifth Amendment to Bylaws of Registrant (incorporated by reference to Exhibit 3.07 to Registrant’s Form 10-Q for the quarter ended September 30, 2003).

4.6	Form of Specimen Certificate For Registrant’s Common Stock (incorporated by reference to Exhibit 4.02 to Registrant’s Form 10-K for the year ended December 31, 1999).

4.7	Rights Agreement, dated as of November 19, 1999, between the Registrant and ChaseMellon Shareholder Services, LLC (incorporated by reference to Exhibit 99.2 to Registrant’s Current Report on Form 8-K (file No. 000-21949) filed on November 19, 1999).

5.1	Opinion of Cooley Godward LLP. (1)

5.2	Internal Revenue Service determination letter that the Savings and Profit-Sharing Plan is qualified under Section 401 of the Internal Revenue Code of 1986, as amended. (1)

15.1	Letter re: Unaudited Interim Financial Information. (1)

23.1	Consent of Ernst & Young LLP, Independent Auditors. (1)

23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney (appears on signature page)

99.1	2001 Amendment and Restatement of the PacifiCare Health Systems, Inc. Savings and Profit-Sharing Plan (incorporated by reference to Exhibit 99.01 to the Registrant’s Form S-8, dated December 14, 2001).

99.2	Second Amended and Restated PacifiCare Health Systems, Inc. Statutory Restoration Plan (incorporated by reference to Exhibit 10.23 to the Registrant’s Form 10-K for the year ended December 31, 2002).

99.3	Third Amended and Restated PacifiCare Health Systems, Inc. Non-Qualified Deferred Compensation Plan (incorporated by reference to the Registrant’s Form 10-Q for the quarter ended September 30, 2003).

(1)	A copy of this exhibit is being filed with this Registration Statement on Form S-8.